Exhibit 99.1

Catheter Precision Receives Approval for LockeT in the United Kingdom

Fort Mill, SC, August 18, 2025 – Catheter Precision, Inc. (VTAK - NYSE/American), a US based medical device company focused on developing technologically advanced products for the cardiac electrophysiology market announced registration and approval in the United Kingdom for its LockeT product.

LockeT is a suture retention device that recently received CE Mark for European approval and distribution in May 2025 and now has approval to commercialize in the UK.

Catheter Precision has partnered with a distributor, HC21, for several years with another product line and has entered into an agreement with HC21 for LockeT. With an annual revenue of €180 million and more than 500+ employees across the UK and Ireland, HC21 works with many of the world’s leading medical device companies and help them drive growth and achieve quicker, more efficient routes to market though existing and new channels.

Fatih Ayoglu, Sales Manager EMEA & APAC, said "We are proud to announce the approval of LockeT for use in the United Kingdom, marking a significant milestone in our mission to support healthcare systems with innovative, patient-centric solutions. LockeT’s intuitive design and ease of deployment not only enhance patient comfort and recovery but also enable earlier discharge following cardiac procedures. This directly supports NHS efforts to reduce waiting lists by freeing up hospital capacity and accelerating patient throughput. With the NHS recently achieving its first reduction in waiting lists in 17 years, LockeT is poised to contribute meaningfully to this momentum by helping clinicians deliver more treatments, more efficiently. We look forward to working closely with UK healthcare providers to bring LockeT’s benefits to patients nationwide."

About LockeT

Catheter Precision’s LockeT is a suture retention device intended to assist in wound closure after percutaneous venous punctures. LockeT is a Class 1 device registered with the FDA and has received CE Mark approval.

About Catheter Precision

Catheter Precision is an innovative U.S.-based medical device company bringing new solutions to market to improve the treatment of cardiac arrhythmias. It is focused on developing groundbreaking technology for electrophysiology procedures by collaborating with physicians and continuously advancing its products.

Cautionary Note Regarding Forward-Looking Statements

Statements in this press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to substantial risk and uncertainties. Forward-looking statements can be identified by words such as “believe,” “anticipate,” “may,” “might,” “can,” “could,” “continue,” “depends,” “expect,” “expand,” “forecast,” “intend,” “predict,” “plan,” “rely,” “should,” “will,” “may,” “seek,” or the negative of these terms and other similar expressions, although not all forward-looking statements contain these words.  These forward-looking statements include, but are not limited to, statements regarding product evaluations at the hospital, and that the purchase order indicates that the hospital and its staff see the value and benefits that LockeT can bring and expectations regarding LockeT evaluations in the coming weeks. The Company’s expectations and beliefs regarding these matters may not materialize. Actual outcomes and results may differ materially from those contemplated by these forward-looking statements as a result of uncertainties, risks and changes in circumstances, including but not limited to risks and uncertainties included under the caption “Risk Factors” in the Company’s Form 10-K filed with the SEC and available at www.sec.gov.

The forward-looking statements included in this communication are made only as of the date hereof. The Company assumes no obligation and does not intend to update these forward-looking statements, except as required by law.

CONTACTS:

Investor Relations

973-691-2000

IR@catheterprecision.com

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